EXHIBIT 23.1

KPMG LLP One Cleveland Center Suite 2600 1375 East Ninth Street Cleveland, OH 44114-1796

Consent of Independent Registered Public Accounting Firm

We consent to the use of our reports dated March 17, 2025, with respect to the consolidated financial statements of Ranpak Holdings Corp., and the effectiveness of internal control over financial reporting, incorporated herein by reference, and to the reference to our firm under the heading "Experts" in the prospectus.

/s/ KPMG LLP

Cleveland, Ohio

March 25, 2025

KPMG LLP, a Delaware limited liability partnership and a member firm of the KPMG global organization of independent member firms affiliated with KPMG International Limited, a private English company limited by guarantee.